Memorandum of Understanding

This is a legally binding Memorandum of Understanding (“MOU”), dated September 18, 2006 by and between Juma Technology, LLC a New York limited liability company, with an address at 154 Toledo Street, Farmingdale, NY 11735 (“JUMA”), and X and O Cosmetics, Inc, formerly known as Elite Cosmetics, Inc, with an address at 107 St. Patrick's Street Donaldsonville, LA 70346 (“XO”, together with JUMA, the “Parties”).

Recitals.

WHEREAS, JUMA and XO are entering into this MOU to set forth their respective rights and obligations in connection with a contemplated reverse merger transaction pursuant to which JUMA will use its best efforts to cause all of its members to exchange their interest memberships for shares of Common Stock of XO (the “Reverse Merger”);

WHEREAS, the Parties acknowledge that this MOU is binding subject only to (i) the Reverse Merger qualifying as a tax-free transaction under section 351 of the internal revenue code (“IRC 351”), (ii) the issuance of a favorable tax opinion (the “Tax Opinion”) provided by JUMA’s counsel, (iii) the satisfaction of the members of JUMA as to any other tax issues resulting from the Reverse Merger, and (iv) the satisfactory completion of a due diligence review by each of the Parties of one another, and (v) compliance with applicable securities law; and

WHEREAS, the Parties anticipate executing and delivering definitive documents pertaining to the Reverse Merger within the next 30 days from the date of the MOU (the “Definitive Agreement”);

NOW THEREFORE, in consideration of the mutual promises set forth below and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree as follows.

1. Agreement of the Parties.

The Parties agree to the following terms and conditions:

1.1  JUMA will use its best efforts to cause all of its members to exchange their membership interests for shares of XO Common Stock.

1.2  The Parties agree that this MOU is binding only if: (i) the exchange of Juma’s Membership Interests for XO’s shares qualifies under IRC 351; (ii) Juma obtains a favorable tax opinion from its counsel regarding the proposed transaction; and (iii) all other tax consequences affecting the members of Juma resulting from the transaction are resolved to the satisfaction of Juma and its members.

1.3 The Parties agree to enter into a definitive agreement on commercially reasonable terms and costmary representations, warranties and undertakings subject as aforesaid to compliance with IRC 351 and without any other adverse tax consequences to JUMA or its members (“Definitive Agreement”). In connection with the Definitive Agreement, the Parties shall provide to each other the customary representations and warranties, including, but not limited to, the following:

a.	That the Parties have full power and authority to enter into the Definitive Agreement.

b.	That XO is a valid and subsisting corporation in good standing under the laws of the jurisdiction of its formation and in each jurisdiction in which it does business.

c.
That neither the execution nor delivery of the Definitive Agreement nor the consummation of the transactions contemplated by the final contract, will conflict with, result in the breach of, or accelerate, the performance required by any agreement to which it is a party.

2. Binding Effect.

2.1  This MOU is intended by the Parties to be a binding contract, notwithstanding that some specific terms and conditions relating to the performance of the parties are still to be negotiated and documented. Provided that the MOU is not terminated by either Party as provided herein, the Parties will enter into the Definitive Agreement prior to October 15, 2006.

2.2  Upon the execution of the Definitive Agreement, this MOU shall automatically terminate and shall be of no further force or effect. In connection with the Definitive Agreement, the Parties shall provide to each other the customary representations and warranties, including, but not limited to, the following:

That the Parties have full power and authority to enter into the Definitive Agreement. That XO is a valid and subsisting corporation in good standing under the laws of the jurisdiction of its formation and in each jurisdiction in which they do business.
That neither the execution nor delivery of the Definitive Agreement nor the consummation of the transactions contemplated by the final contract, will conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party.

3. Termination.

3.1  Termination for Breach. Either party may terminate this MOU upon ten (10) days’ written notice in the event that the other party is in breach of its obligations; provided, however, that if the party in breach cures its breach during the 10-day period, the MOU shall remain in full force and effect.

3.2 Failure of the Parties to Execute Definitive Agreement. At the election of either Party, this MOU may be terminated immediately upon written notice, without liability on behalf of either party, in the event that the parties do not execute and deliver the Definitive Agreement on or before October 15, 2006 (the “Termination date”).

4. Standstill.

4.1  The Parties are prohibited from entering into another transaction or negotiations with any third party relating to a similar or related transaction prior to October 15, 2006.

5. Miscellaneous.

5.1  If any part or parts of this MOU are held to be invalid, the remaining parts of it will continue to be valid and enforceable.

5.2  This MOU will be governed by and construed in accordance with the laws of the State of New York. Venue for any legal dispute shall be in the courts of New York State.

5.3  The headings in this MOU are for reference purposes only; they will not affect the meaning or construction of the terms of it.

5.4  This MOU is the complete and exclusive understanding of the parties with respect to the matters contained herein. No waiver, alteration or modification of any of the provisions of this MOU will be binding unless in writing and signed by a duly authorized representative of the party to be bound. Neither the course of conduct between the parties nor trade usage will act to modify or alter the provisions of this MOU.

5.5  JUMA and XO mutually agree not to circumvent each other in accomplishing directly or indirectly any project or opportunity regarding the Reverse Merger.

IN WITNESS WHEREOF, intending to be legally bound by the terms and conditions of this Memorandum of Understanding, the parties have caused their duly authorized agents to execute this memorandum by signing below.

Juma Technology, LLC	X and O Cosmetics, Inc
By: /s/ David Giangano	By: /s/ Glen Landry
David Giangano	Glen Landry, CEO